Exhibit 10.9

AVOCENT CORPORATION
DEFERRED COMPENSATION PLAN

AVOCENT CORPORATION

DEFERRED COMPENSATION PLAN

Avocent Corporation, a Delaware corporation (the “Company”) on behalf of itself and Participating Affiliates, hereby establishes this Deferred Compensation Plan (the “Plan”), effective January 1, 2009, for the purpose of attracting high quality executives and promoting in its key executives and directors increased efficiency and an interest in the successful operation of the Company.  The Plan is intended to, and shall be interpreted to, comply in all respects with Internal Revenue Code Section 409A and those provisions of the Employee Retirement Income Security Act of 1974, as amended, applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”

ARTICLE 1
Definitions

1.1           “Account(s)” shall mean the account or accounts established for a particular Participant pursuant to Article 3 of the Plan.

1.2           “Administrative Committee” shall mean the Compensation Committee of the Board of Directors of the Company or such other person or persons appointed by the Board of Directors of the Company to administer the Plan pursuant to Article 7 of the Plan.

1.3           “Base Salary” shall mean the Participant’s base annual salary excluding incentive and discretionary bonuses, Commissions and other non-regular forms of compensation, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Employer.

1.4           “Beneficiary” shall mean the person(s) or entity designated as such in accordance with Article 6 of the Plan.

1.5           “Bonus” shall mean any amount paid to the Participant by the Employer in the form of a discretionary or incentive compensation or any other bonus designated by the Administrative Committee before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Employer.

1.6           “Change in Control” shall mean, with respect to the Company, after the effective date hereof, any of the following events:

(a)         Any person, other than the Company, or more than one person acting as a group (a “Person”) acquires beneficial ownership of the Company’s securities and is or thereby becomes when such ownership is combined with stock held by such Person a beneficial owner of securities entitling such Person to exercise twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding stock.  For purposes of this Plan, “beneficial ownership” shall be determined in accordance with Regulation 13D of the Securities Exchange Act of 1934, or any similar successor regulation or rule; and the term “Person” shall include any natural person, corporation, partnership, trust or association, or any group or combination thereof, whose ownership of an Employer’s or the Company’s securities would be required to be reported under such Regulation 13D or any similar successor regulation or rule.

(b)         Within any twenty-four (24) month period, the individuals who were Directors of the Company at the beginning of any such period, together with any other Directors first elected as directors of the Company pursuant to nominations approved or ratified by at least two-thirds (2/3) of the Directors in office immediately prior to any such election, cease to constitute a majority of the Board of Directors of the Company.

(c)         The closing of any transaction involving:

i.      any consolidation, merger, or other reorganization of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a merger, consolidation, or other reorganization of the Company in which the holders of the Company’s common stock immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surviving corporation immediately after the merger or consolidation; or

ii.     any sale, lease, exchange, liquidation or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, the term “Change in Control” shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of the Company is owned, directly or indirectly, by a holding company, and the holders of the Company’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction, and no event shall constitute a Change in Control for purposes of this Plan if it is not a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets thereof, within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder.

1.7           “Code” shall mean the Internal Revenue Code of 1986, as subsequently amended, as interpreted by regulations, rulings, and applicable authorities.

1.8           “Commissions” shall mean commissions payable to the Participant for the applicable Plan Year (as determined by the Administrative Committee in compliance with Code Section 409A) before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Employer.

1.9           “Company” shall mean Avocent Corporation.

1.10         “Company Contribution” shall mean the contribution by the Employer to Participant’s Account pursuant to Section 3.2 of the Plan.

1.11         “Company Contribution Account” shall mean the Account established for Company Contributions pursuant to Article 4 of the Plan.

1.12         “Compensation” shall mean Base Salary, Bonus, Commissions and/or Director Fees eligible for deferral for a particular Plan Year under Section 3.1.1.

1.13         “Crediting Rate” shall mean the notional gains and losses credited on the Participant’s Account balance which are based on the Participant’s choice among the investment alternatives made available by the Administrative Committee pursuant to Article 4 of the Plan.

1.14         “Deferral Account” shall mean the Account established for Participant deferrals pursuant to Article 4 of the Plan.

1.15         “Director Fees” shall mean the cash compensation earned by an Eligible Director for services performed as a member of the Board of Directors of the Company or Participating Affiliate such as retainer fees and meeting fees which are specified by the Administrative Committee as eligible for deferral under the Plan.  The Administrative Committee, in its complete and sole discretion, may allow separate deferral elections with respect to different types of Director’s Fees as specified in Participant Election materials.

1.16         “Disability” shall be interpreted consistent with the requirements of Code Section 409A and shall mean that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer. The Administrative Committee may require that the Participant submit evidence of such qualification for disability benefits in order to determine that the Participant is disabled under this Plan.

1.17         “Distributable Amount” shall mean the vested balance in the applicable Account as determined under Article 4.

1.18         “Eligible Executive or Director” shall mean a management level or highly compensated executive or Director of the Company or a Participating Affiliate selected by the Administrative Committee to be eligible to participate in the Plan.

1.19         “Employer” shall mean the Company or Participating Affiliate for which the relevant Participant performs services and from which such Participant is entitled to the payment of Base Salary, Bonus, Commission, and/or Director’s Fees.

1.20         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, as interpreted by regulations, rulings and applicable authorities.

1.21         “Hardship Distribution” shall mean a distribution by reason of an Unforeseeable Emergency pursuant to Section 5.5 of the Plan.

1.22         “Involuntary Termination” shall mean a Termination of Service which is either (a) initiated by the Employer, other than a Termination for Cause, or (b) initiated by the Participant for good reason due to a material diminution of the Participant’s title, responsibilities, position or salary, a significant negative change in the location or conditions of the Participant’s workplace or any other material breach of the Participant’s employment or service agreement by the Employer without the Participant’s prior consent, assuming that the Participant notifies the Employer of such adverse circumstance within ninety (90) days of the initial occurrence, the Employer does not cure the problem within thirty (30) days of receipt of such notice, and Termination of Service is effective within twelve (12) months of such initial occurrence.

1.23         “Participant” shall mean an Eligible Executive or Director who has elected to participate and has made a Participant Election pursuant to Article 2 of the Plan or has received a Company Contribution.

1.24         “Participant Election” shall mean an election regarding deferrals, Company Contributions and/or distributions submitted by the Participant to the Administrative Committee on a timely basis pursuant to Article 3 of the Plan, which may include contributions, benefits, terms and conditions unique to such Participant.  The Participant Election may take the form of an electronic communication according to specifications established by the Administrative Committee.

1.25         “Participating Affiliate” shall mean an affiliate of the Company that has been designated and approved by the Administrative Committee as a Participating Affiliate. In order to become a Participating Affiliate, such entity shall deliver to the Administrative Committee a corporate resolution evidencing adoption of the Plan by the Board of Directors of the Participating Affiliate.  Each Participating Affiliate, by adopting the Plan, agrees to comply with any requirements of the Administrative Committee with respect to administration of the Plan and authorizes the Administrative Committee and/or the Company to act as its agent in all transactions in which the Administrative Committee believes such agency will facilitate administration of the Plan, including amendment or termination of the Plan.  A Participating Affiliate may independently terminate its participation in the Plan under the same terms and conditions provided in Section 9.1 of the Plan.

1.26         “Payment Date” shall mean the date by which a lump sum payment shall be made or the date by which installment payments shall commence. Unless otherwise specified, the Payment Date shall be the last day of the sixth (6th) month commencing after the event triggering the payout occurs. Subsequent installments shall be made in March of each succeeding Plan Year.  In the case of death, the Administrative Committee shall be provided with documentation reasonably necessary to establish the fact of the Participant’s death.  The Payment Date of a Scheduled Distribution shall be March of the Plan Year in which the distribution is scheduled to commence.  Notwithstanding the foregoing, the Payment Date shall not be before the earliest date on which benefits may be distributed under Code Section 409A without the imposition of excise taxes, as reasonably determined by the Administrative Committee.

1.27         “Plan Year” shall mean the calendar year.

1.28         “Retirement” shall mean Termination of Employment on or after the Retirement Eligibility Date.

1.29         “Retirement Eligibility Date” shall mean the date on which the Participant attains age sixty-five (65).

1.30         “Scheduled Distribution”  shall mean the distribution elected by the Participant pursuant to Section 5.4 of the Plan.

1.31         “Scheduled Distribution Account”  shall mean an Account established for amounts payable in the form of a Scheduled Distribution pursuant to Article 4 of the Plan.

1.32         “Termination of Service” shall mean, with respect to a given Participant, the date when, for any reason, including by reason of Retirement, death or Disability, (but excluding approved leaves of absence of six (6) months or less, or a longer period if the right to return to employment after such period is protected by law or contract) the level of services provided by such Participant to the Employer (or any affiliate under common ownership aggregated with the Company for purposes of Code Section 409A) in any capacity has permanently decreased to a level equal to no more than 20 percent (20%) of the average level of services performed by such Participant for the Employer during the immediately preceding thirty-six (36) month period (or the Participant’s full period of services to the Employer, if a lesser period).  A Participant who is providing services as a Director shall be considered terminated when such Participant ceases to be a member of the Board of Directors of the Employer.  Notwithstanding the foregoing, if the Participant provides services for the Employer as both an employee and a Director, to the extent permitted under Code Section 409A and applicable authorities, the services provided by such Participant as a Director shall not be taken into account in determining whether the Participant has experienced a Termination of Service as an employee, and the services provided by such Participant as an employee shall not be taken into account in determining whether the Participant has experienced a Termination of Service as a Director.

1.33         “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident involving the Participant, the Participant’s spouse, a Beneficiary, or the Participant’s dependent (as defined in Code Section 152(a)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant (but shall in all events correspond to the meaning of the term “unforeseeable emergency” in Code Section 409A and applicable authorities).

1.34         “Valuation Date” shall mean the date through which earnings are credited and shall be as close to the payout or other event triggering valuation as is administratively feasible but in no event earlier than the last day of the month preceding the month in which the statement or payment triggering valuation occurs.

ARTICLE 2
Participation

2.1           Commencement of Participation.  An Eligible Executive or Director shall become a Participant in the Plan by completing and submitting to the Administrative Committee the appropriate Participant Elections, including such other documentation and information as the Administrative Committee may reasonably request, during the enrollment period established by the Administrative Committee or has received a Company Contribution to the Plan.

2.2           Duration of Participation.  A Participant shall continue to be eligible to make deferrals and receive Company Contributions under Article 3 until the earlier of the Participant’s Termination of Service or such time as the Administrative Committee shall determine that the Participant is no longer an Eligible Executive or Director.  Notwithstanding the foregoing, the Participant’s deferral elections shall continue in place with respect to Compensation earned for the Plan Year in which Termination of Service or termination of eligibility shall occur (excluding any severance benefits). A terminated Participant’s Accounts shall continue to be credited with notional earnings as provided in Article 4 until such time as all of the Participant’s Accounts shall have been fully distributed.

ARTICLE 3
Deferrals, Contributions, and Elections

3.1           Elections to Defer Compensation.

3.1.1        Form of Elections.  A Participant may only elect to defer Compensation attributable to services provided after the time an election is made.  Elections shall take the form of (a) a flat dollar amount which must be in excess of two thousand dollars ($2,000) for the Plan Year, (b) a whole percentage of Compensation, (c) a whole percentage of Compensation up to a maximum dollar amount, or (d) a whole percentage of that portion of Compensation in excess of a dollar amount for the Plan Year (in each case, less applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans, as determined in the sole and absolute discretion of the Administrative Committee).  Notwithstanding the previous sentence, any election involving a percentage of Compensation or Compensation in excess of a dollar amount must satisfy the condition that the amount which would be deferred, if the Participant’s Compensation for the Plan Year were equal to the amount of such Participant’s Compensation for the immediately preceding Plan Year, must be not less than two thousand dollars ($2,000). The Administrative Committee may further limit the minimum or maximum amount deferred by any Participant or group of Participants, or waive the foregoing limits for any Participant or group of Participants, for any reason.

3.1.2        Timing and Duration of Deferral Election.  An Eligible Executive or Director shall make an initial election to defer Compensation during the enrollment period established by the Administrative Committee prior to the effective date of the Participant’s commencement of participation in the Plan and shall apply only to Compensation for services performed after such deferral election is processed.  The enrollment period shall generally occur prior to the beginning of the applicable Plan Year, but the Administrative Committee may establish a special enrollment period ending no later than thirty (30) days after an Eligible Executive first becomes eligible to participate in the Plan, to allow deferrals by such Eligible Executive of amounts earned during the balance of such Plan Year (as long as such Eligible Executive is not already a participant in another plan or arrangement which is aggregated with this Plan for purposes of Code Section 409A).  A Participant may increase, decrease, terminate or recommence a deferral election with respect to Compensation for any subsequent Plan Year in which the Participant is eligible to participate in the Plan by filing a Participant Election during the enrollment period established by the Administrative Committee prior to the beginning of the Plan Year in which the applicable services are performed, which election shall be effective on the first day of the next following Plan Year.  In the absence of an affirmative election by the Participant to the contrary, the deferral election for the prior Plan Year shall continue in effect for future Plan Years.  After the beginning of the Plan Year (or the effective date of a mid-year commencement of participation), deferral elections with respect to Compensation for services performed during such Plan Year shall be irrevocable except in the event of an Unforeseeable Emergency or Disability as specified in Article 5.  Notwithstanding the foregoing, the Administrative Committee may allow deferral elections to be made or revised no later than six (6) months before the end of the performance period solely with respect to any “performance-based compensation” as defined in Code Section 409A and applicable Treasury Regulations that is based on services performed over a period of at least twelve (12) months.

3.2           Company Contributions.

3.2.1        Discretionary Company Contributions.  The Employer shall have the discretion to make Company Contributions to the Plan at any time on behalf of any Participant.  Company Contributions shall be made in the complete and sole discretion of the Employer and no Participant shall have the right to receive any Company Contribution in any particular Plan Year, regardless of whether Company Contributions are made on behalf of other Participants.

3.3           Distribution Elections.

3.3.1        Initial Election.  At the time of making a deferral election under the Plan, the Participant shall designate the time and form of distribution of deferrals made pursuant to such election (together with any earnings credited thereon) from among the alternatives specified in Section 5.1 or 5.2.

3.3.2        Modification of Election.  A new distribution election may be made at the time of subsequent deferral elections with respect to deferrals in Plan Years beginning after the election is made.  However, a distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A.  Except as expressly provided in Article 5 (or otherwise permitted under Code Section 409A and applicable authorities), no acceleration of a distribution is permitted.  A subsequent election that delays payment or changes the form of payment shall be permitted if, and only if, all of the following requirements are met:

3.3.2.1     the new election does not take effect until at least twelve (12) months after the date on which the new election is made;

3.3.2.2     in the case of payments made on account of Termination of Service (other than by reason of death or Disability), a Change in Control or a Scheduled Distribution, the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and

3.3.2.3     in the case of payments made according to a Scheduled Distribution, the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.

For purposes of application of the above change limitations, installment payments shall be treated as a single payment and changes shall be made separately with respect to each Account. Election changes made pursuant to this Section shall be made in accordance with rules established by the Administrative Committee, and shall comply with all requirements of Code Section 409A and applicable authorities.

ARTICLE 4
Accounts, Crediting and Vesting

4.1           Accounts.  Solely for recordkeeping purposes at least two bookkeeping Accounts shall be maintained for each Participant under the Plan, a Deferral Account and a Company Contributions Account.  The Deferral Account shall be maintained for the Participant and credited with the Participant’s deferrals as directed in the applicable Participant Election for such the applicable deferral Plan Year.  A separate Company Contribution Account shall be maintained for the Participant and shall be credited with any Company Contributions credited on behalf of such Participant at the time specified by the Administrative Committee.  In addition, a Participant may also establish one or more Scheduled Distribution Accounts at the time of making a deferral election which shall be credited with the Participant’s deferrals directed to such Account(s) at the time such amounts would otherwise have been paid to the Participant.  Each Account may be further divided into separate subaccounts for investment purposes (“investment fund subaccounts”) to accommodate the direction of investments as provided in Section 4.2.

4.2           Investment Direction and Crediting Rate.  Amounts in a Participant’s Accounts shall be credited with notional earnings or losses based on the Participant’s choice among the investment alternatives or “funds” made available from time to time by the Administrative Committee. The Administrative Committee shall establish a procedure by which a Participant may choose between investment funds specified by the Administrative Committee and may change investment elections at least quarterly, subject to administrative feasibility.  The Participant’s Account balance shall reflect the earnings or losses on the investment funds selected by the Participant.  If an investment fund selected by a Participant sustains a loss, the Participant’s Account shall be reduced to reflect such loss.  If the Participant fails to elect an investment alternative for a particular Account or investment subaccount, the Crediting Rate shall be based on the default investment alternative selected for this purpose by the

Administrative Committee.  The Participant’s choice among investments shall be solely for purposes of calculation of a notional Crediting Rate on a Participant’s Accounts.  The Employer shall have no obligation to set aside or invest funds as directed by the Participant and, if the Employer elects to invest funds as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor.  During payout, the Participant’s Account shall continue to be credited at the Crediting Rate selected by the Participant from among the investment alternatives or rates made available by the Administrative Committee for such purpose.  Installment payments shall be recalculated annually by dividing the account balance by the number of payments remaining, without regard to anticipated earnings or in any other reasonable manner as may be determined from time to time by the Administrative Committee.

4.3           Crediting of Accounts.  A Participant’s Accounts shall be credited as follows:

4.3.1        Participant Deferrals.  On or before the third (3rd) business day after amounts would otherwise have been paid to the Participant, the Administrative Committee shall credit the Participant’s applicable Account with an amount equal to Compensation deferred by the Participant and shall allocate such amount to investment subaccounts in accordance with the Participant’s election under Section 4.2;

4.3.2        Company Contributions.  On the date specified by the Administrative Committee for the crediting of a Company Contribution to the Plan on behalf of a Participant, the Administrative Committee shall credit the Participant’s Company Contributions Account with an amount equal to the Company Contribution and shall allocate such amount to investment subaccounts in accordance with the Participant’s election under Section 4.2.

4.3.3        Distributions.  Distributions shall be deducted by the Administrative Committee from the applicable Account as of the end of the day on which such distributions are made.

4.3.4        Notional Earnings or Losses.  Each business day, each investment fund subaccount of each of a Participant’s Accounts shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the earnings rate for the corresponding fund as determined by the Administrative Committee.

4.3.5        Separate Accounting for Scheduled Distributions.  In the event that a Participant elects a Scheduled Distribution for a given Plan Year’s deferral of Compensation, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with amounts allocated to each such separate Scheduled Distribution.

4.4           Vesting.  The Participant shall be vested at all times in amounts credited to the Participant’s Deferral Account. Each Company Contribution and earnings credited thereon shall vest over a period of five (5) Plan Years unless otherwise specified by the Administrative Committee at the time such Company Contribution is credited.  Each annual Company Contribution, unless otherwise specified by the Administrative Committee at the time such

Company Contribution is credited, shall vest over the five (5) Plan Years commencing with the Plan Year for which the Company Contribution is made according to the following vesting schedule:

Plan Year	Percentage of
Of Contribution	Contribution Vested

1st	20%
2nd	40%
3rd	60%
4th	80%
5th	100%

The prior vesting schedule shall be accelerated and the Participant shall be fully vested in his or her total Company Contribution Account balance in the event of the Participant’s death, Disability or Retirement.

4.5          Statement of Accounts.  The Administrative Committee shall make available to each Participant electronic statements at least quarterly setting forth the Participant’s Account balances as of the end of each calendar quarter.

ARTICLE 5

Distributions and Benefits

5.1          Retirement Distributions.  Except as otherwise provided herein, in the event of a Participant’s Retirement, the Distributable Amount credited to the Participant’s Deferral Account and Company Contributions Account shall be paid to the Participant in substantially equal installments over ten (10) years commencing on the Payment Date following the Participant’s Termination of Service, unless the Participant has made an alternative benefit election on a timely basis pursuant to Section 3.3 to receive the Retirement and/or Disability benefits in the form of a single lump sum or in substantially equal annual installments over up to twenty (20) years.

5.2          Termination Distributions.  Except as provided in Section 5.4, in the event of a Participant’s Termination of Service by reason of Disability or Termination of Service other than by reason of Retirement or death, the Distributable Amount credited to all of the Participant’s Deferral Account and Company Contributions Account shall be paid in a single lump sum on the Payment Date following the Retirement Eligibility Date.

5.3          Death Benefits.  In the event of the Participant’s death prior to the complete payment of all benefits payable under the Plan, the Employer shall pay to the Participant’s Beneficiary a death benefit equal to the Distributable Amount of all of the Participant’s Accounts in a single lump sum on the Payment Date following the Participant’s death.

5.4          Scheduled Distributions.

5.4.1        Scheduled Distribution Election.  Each Participant shall be entitled to elect in accordance with Section 3.3 to establish one or more Scheduled Distribution Accounts to receive a Scheduled Distribution of Participant deferrals (but not Company Contributions) in January of any specified Plan Year. The Participant shall receive the Scheduled Distribution in a single lump sum.  A Participant’s Scheduled Distribution commencement date with respect to a Scheduled Distribution Account shall be no earlier than two (2) years from the last day of the Plan Year in which deferrals are credited to such Account. After a Scheduled Distribution Account has been established, additional deferrals may be allocated to such Account for any Plan Year that precedes the Plan Year in which distributions from such Account as scheduled to commence.  A Participant may delay payment of a Scheduled Distribution Account, provided such extension complies with the change requirements of Section 3.3.

5.4.2        Termination of Service.  In the event of a Participant’s Termination of Service prior to commencement of a Scheduled Distribution, the Scheduled Distributions shall continue to be paid at the same time and in the same form as they would have been paid to the Participant had the Participant not terminated service.  Notwithstanding the forgoing, in the event of the Participants death prior to the commencement of a Scheduled Distribution, benefits payable from such Account shall be distributed in the form applicable to such death under Service under Section 5.3 above.

5.5          Hardship Distribution.  Upon a finding that the Participant (or, after the Participant’s death, a Beneficiary) has suffered an Unforeseeable Emergency, subject to compliance with Code Section 409A the Administrative Committee may, at the request of the Participant or Beneficiary, approve a complete cessation of current deferrals under the Plan or accelerate distribution of benefits in the amount reasonably necessary to alleviate such Financial Hardship subject to the following conditions:

5.5.1        Form of Request.  The request to take a Hardship Distribution shall be made by filing a form provided by and filed with the Administrative Committee prior to the end of any calendar month.

5.5.2        Amount of Distribution.  The amount distributed pursuant to this Section with respect to an Unforeseeable Emergency shall not exceed the amount necessary to satisfy such financial emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

5.5.3        Form and Timing of Payment.  The amount determined by the Administrative Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Administrative Committee.

5.6          Small Benefit Exception.  Notwithstanding the foregoing and the provisions of Article 5, in the event the sum of all benefits payable to the Participant from all of the Participant’s Accounts at the time of the Participant’s Termination of Service is less than Five Thousand Dollars ($5,000) for the calendar year of payment, the Administrative Committee may, in its complete and sole discretion, either (a)  pay all benefits to the Participant under the

Plan in a single lump sum on the Settlement Date following Termination of Employment or (b) charge a reasonable yearly administrative fee against the Participant’s Accounts for maintaining such Accounts.

5.7          Distribution on Change in Control.  In the event that the Participant has made a timely election in accordance with Section 3.3 to receive an accelerated distribution from a particular Account upon a Change in Control, then if a Change in Control occurs before the applicable Account has been fully distributed, the remaining balance of such Account shall be distributed in the form of a single lump sum payable in the fifteenth (15th) month following the month in which such Change in Control occurs, unless the Participant makes a timely election during the first three (3) months following the Change in Control in compliance with Section 3.3 to delay commencement of benefits from such Account by a minimum of five (5) years and to receive the benefits in the form of a single lump sum or over a period of up to fifteen (15) years.

ARTICLE 6

Payee Designations and Limitations

6.1          Beneficiaries.

6.1.1        Beneficiary Designation.  The Participant shall have the right, at any time, to designate any person(s), entity or trust as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death.  The Beneficiary designation shall be effective when it is submitted to and acknowledged by the Administrative Committee during the Participant’s lifetime in the format prescribed by the Administrative Committee.

6.1.2        Absence of Valid Designation.  If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administrative Committee shall direct the distribution of such benefits to the Participant’s estate.

6.2          Payments to Minors.  In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Administrative Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides.  If no parent is living and the Administrative Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

6.3          Payments on Behalf of Persons Under Incapacity.  In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Administrative

Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Administrative Committee may direct that such payment be made to any person found by the Administrative Committee, in its sole judgment, to have assumed the care and guardianship of such person.  Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Administrative Committee and the Company under the Plan.

6.4          Inability to Locate Payee.  In the event that the Administrative Committee is unable to locate a Participant or Beneficiary within two (2) years following the scheduled Payment Date, the amount allocated to the Participant’s Deferral Account shall be forfeited.  If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

ARTICLE 7

Administration/Claims Procedures

7.1          Administration.  The Plan shall be administered by the Administrative Committee, which shall have the exclusive right and full discretion (i) to appoint agents to act on its behalf, (ii) to interpret the Plan, (iii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or omissions), (iv) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (v) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan.  All interpretations by the Administrative Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby.  No member of the Administrative Committee or agent thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan.  Each Employer and Participating Affiliate and the Company will indemnify and hold harmless the members of the Administrative Committee from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

7.2          Claims Procedure.  Any Participant, former Participant or Beneficiary may file a written claim with the Administrative Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit.  The Administrative Committee shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim.  The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period.  If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim.  The claimant shall have up to one hundred and eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180) day period.  Every claim for benefits that is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim and shall include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.

7.3          Review Procedures.  Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial.  Such review shall be undertaken by the Administrative Committee and shall be a full and fair review. The claimant shall have the right to review all pertinent documents.  The Administrative Committee shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant’s request for review.  The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.

ARTICLE 8

Conditions Related to Benefits

8.1          Nonassignability.  The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by any person, at any time, or to any person whatsoever.  Those benefits shall be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishments or executions to the fullest extent allowed by law.

8.2          No Right to Employer or Company Assets.  The benefits paid under the Plan shall be paid from the general funds of the Employer, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Employer with no special or prior right to any assets of the Employer, the Company or any Participating Affiliate for payment of any obligations hereunder.

8.3          Protective Provisions.  The Participant shall cooperate with the Employer by furnishing any and all information requested by the Administrative Committee, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrative Committee may deem necessary, consenting to insurance coverage and taking such other actions as may be requested by the Administrative Committee.  If the Participant refuses to so cooperate, the Employer shall have no further obligation to the Participant under the Plan.

8.4          Withholding.  The Participant shall make appropriate arrangements with the Employer for satisfaction of any federal, state or local income tax withholding requirements,

Social Security and other employee tax or other requirements applicable to the deferral, crediting, vesting or payment of benefits under the Plan.  There shall be deducted from each payment made under the Plan or any other Compensation (including Company Contributions) payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Employer in respect to such payment or this Plan.  The Employer shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.

8.5          Receipt or Release.  Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Administrative Committee, its members, the Employer, any Participating Affiliates and the Company.  The Administrative Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.6          Trust.  The Employer shall be responsible for the payment of all benefits under the Plan.  At its discretion, the Employer may establish one or more grantor trusts for the purpose of providing for the payment of benefits under the Plan.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer’s creditors.  Neither such trust or trusts, nor the assets thereof, however, shall be located outside of the United States.  Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Employer for purposes of meeting the obligations of the Employer under the Plan.

ARTICLE 9

Miscellaneous

9.1          Amendment or Termination of Plan.  The Employer may, at any time, direct the Administrative Committee to amend or terminate the Plan, except that no such amendment or termination may reduce a Participant’s Account balances.  If the Employer terminates the Plan, no further amounts shall be deferred hereunder, and amounts previously deferred or contributed to the Plan shall be fully vested and shall be paid in accordance with the provisions of the Plan as scheduled prior to the Plan termination.  Notwithstanding the foregoing, to the extent permitted under Code Section 409A and applicable authorities, the Employer may, in its complete and sole discretion, accelerate distributions under the Plan in the event of a “change in ownership” or change in “effective control” of the Company or a “change in ownership of a substantial portion of assets” or under such other terms and conditions as may be specifically authorized under Code Section 409A and applicable authorities.

9.2          Errors in Account Statements, Deferrals or Distributions.  In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered.  In the event of an error in deferral amount, consistent with and as permitted by any correction procedures established under Code Section 409A, the error shall be corrected immediately upon discovery by, in the case of an excess deferral, distribution of the excess amount to the Participant, or, in the case of an under deferral, reduction of other compensation payable to the Participant.  In the event of an error in a distribution, the over or under payment shall be corrected by payment to or collection from the Participant consistent with any correction procedures established under Code Section 409A, immediately upon the discovery of such error.  In the event of an overpayment, the Employer may, at its discretion, offset other amounts payable to the Participant from the Employer (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law and subject to compliance with Code Section 409A) to recoup the amount of such overpayment(s).

9.3          Employment Not Guaranteed.  Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or for services, or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Employer, any Participating Affiliate, or the Company.

9.4          Successors of the Company.  The rights and obligations of the Employer under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Employer.

9.5          Notice.  Any notice or filing required or permitted to be given to the Employer or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail to, in the case of the Employer, the principal office of the Company, directed to the attention of the Administrative Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Employer.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Notices to the Company may be permitted by electronic communication according to specifications established by the Administrative Committee.

9.6          Headings.  Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

9.7          Gender, Singular and Plural.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require.  As the context may require, the singular may be read as the plural and the plural as the singular.

9.8          Validity.  In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

9.9          Waiver of Breach.  The waiver by the Employer of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

9.10        Governing Law.  The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.  In the event any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the State of Delaware.

9.11        Mediation/Arbitration.  Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under this Plan shall be subject to non-binding mediation in accordance with the applicable employment dispute resolution rules of JAMS in the county in which the Company has its principle place of business, which mediation will occur in said county, and be presided over by a mediator/arbitrator who is listed on the JAMS List of Mediators/Arbitrators for said county office at the time the demand for mediation is made.  Notice of demand for mediation shall be made in writing to the opposing party and to JAMS within a reasonable time after the claim, dispute or other matter in question has arisen.  In no event shall a demand for mediation be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question.  In the event that the dispute is not solved by mediation, it shall be submitted to binding arbitration in accordance with the applicable employment dispute resolution rules of JAMS in said location.  The decision of the arbitrators shall be final and binding and may be enforced in any court of competent jurisdiction.

IN WITNESS WHEREOF, the Board of Directors of the Company has approved the adoption of this Plan as of the Effective Date and has caused the Plan to be executed by its duly authorized representative this 31st day of December 2008.

AVOCENT CORPORATION

By	/s/ Samuel F. Saracino
Title: Secretary